Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lordstown Motors Corp.:

We consent to the incorporation by reference in the registration statement (No. 333-250045) on Form S-1 and the registration statement (No. 333-251771) on Form S-8 of Lordstown Motors Corp. of our report dated March 24, 2021, except for Notes 1, 2, 3, 4 and 13 as to which the date is June 8, 2021, with respect to the consolidated balance sheet of Lordstown Motors Corp. as of December 31, 2020, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K/A of Lordstown Motors Corp.

Our report dated March 24, 2021, except for Notes 1, 2, 3, 4 and 13 as to which the date is June 8, 2021, contains explanatory paragraphs that refers to a correction of misstatements and states that the Company does not have sufficient liquidity to fund commercial scale production and the launch of sale of its electric vehicles which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

New York, New York
June 8, 2021